                               GUARANTY OF PAYMENT


DATE:     June 13, 1994

PARTIES:  GUARANTOR:     M.D.C. HOLDINGS, INC., a Delaware
                         corporation

          GUARANTOR      3600 South Yosemite, Suite 900
          ADDRESS:       Denver, Colorado  80237
                         Attn:  Vice President - Treasury
                                 Department

          with a
          copy to:       3600 South Yosemite, Suite 900
                         Denver, Colorado  80237
                         Attn:  General Counsel

          BANK:          BANK ONE, ARIZONA, NA,
                         a national banking association

          BANK           P.O. Box 29542
          ADDRESS:       Phoenix, Arizona 85038
                         Attention:  Dept. A-383


AGREEMENT: For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees for the benefit of Bank as follows:

     SCHEDULE OF TERMS.

     Borrowers:     RICHMOND AMERICAN HOMES OF CALIFORNIA, INC., a Colorado
                    corporation

                    RICHMOND HOMES, INC. I, a Delaware corporation

                    RICHMOND HOMES, INC. II, a Delaware corporation

                    RICHMOND AMERICAN HOMES, INC., a Delaware corporation

                    RICHMOND AMERICAN HOMES OF NEVADA, INC., a Colorado corporation

     Borrower Obligations:
                    Promissory note, dated of even date herewith, of Borrowers payable to Bank, in the original principal amount of $75,000,000.00, as it may be amended, modified, extended, renewed, restated, or supplemented from time to time.

2. DEFINITIONS. In this Guaranty, the following terms shall have the following meanings:

"ADVANCES" shall have the meaning set forth in the Loan Agreement.

"A.R.S." means Arizona Revised Statutes, as amended from time to time. Each reference to any provision in A.R.S. shall be a reference to any successor or replacement provision.

"BORROWERS" means the Persons specified in SECTION 1, "BORROWER" means any of the Borrowers.

"BORROWER OBLIGATIONS" means the following:

          (i) Payment of principal, interest, costs, expenses, fees, and other amounts under the promissory note of Borrowers payable to Bank described in
SECTION 1, as such principal amount may be increased from time to time by any additional advances in excess of the original principal amount thereof or as the result of any accrued and unpaid interest becoming principal under the Note;

          (ii) Payment of each Reimbursement Amount;

          (iii) Payment of all other amounts payable from time to time by each and all Borrowers under the Loan Documents.

"COLLATERAL" means any and all property, interests in property, and rights to property from time to time securing any or all Obligations.

"COMMITMENT" means any and all obligations of Bank from time to time to make advances to any Borrower, to issue letters of credit requested by any Borrower, or to make other financial accommodations for any Borrower.

"COVENANT RELATING TO OTHER DEBT" means Guarantor's covenant set forth in
SECTION 5.6 of this Guaranty.

"DEBT" has the meaning set forth in the Loan Agreement.

"DEFAULT RATE" means a rate per annum of interest equal to the sum of (i) four percent (4%) per annum, and (ii) the Interest Rate in effect prior to a default or an event of default under the promissory note described in SECTION 1.

"DIVIDENDS" means with respect to any Person (i) any dividend or other distribution on any shares of such Person's capital stock, (ii) any purchase, retirement or redemption of any shares of such Person's capital stock, or
(iii) any other distribution, by reduction of capital or otherwise, in respect of such Person's capital stock.

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"ENVIRONMENTAL AGREEMENTS" has the meaning set forth in the Loan Agreement.

"EVENT OF DEFAULT" means the occurrence of an Event of Default in any Loan Document.

"FINANCIAL COVENANT" means Guarantor's covenant set forth in SECTION 5.5 of this Guaranty.

"GAAP" has the meaning set forth in the Loan Agreement.

"GOVERNMENTAL AUTHORITY" means any government, any court, and any agency, authority, body, bureau, department, or instrumentality of any government.

"GUARANTOR" means the Person that has executed this Guaranty.

"GUARANTOR DOCUMENTS" means this Guaranty and the Environmental Agreements executed by Guarantor.

"GUARANTOR OBLIGATIONS" means the obligations of Guarantor under the Guarantor Documents.

"GUARANTY" means this Guaranty, as it may be amended, modified, extended, renewed, restated, and supplemented from time to time.

"INTANGIBLE ASSETS" has the meaning set forth in the Loan Agreement.

"LIEN OR ENCUMBRANCE" and "LIENS AND ENCUMBRANCES" mean, respectively, each and all assignments as security, grants in trust, liens, mortgages, security interests, other encumbrances, and other interests and rights from time to time securing any or all of the Obligations.

"LOAN AGREEMENT" means the Loan Agreement, dated of even date herewith, between Borrowers and Bank, as it may be amended, modified, extended, renewed, restated, or supplemented from time to time.

"LOAN DOCUMENTS" has the meaning set forth in the Loan Agreement.

"MATERIAL ADVERSE CHANGE" means any change in the assets, financial condition, or results of operations of Guarantor or any other event or condition that in the reasonable opinion of Bank (i) could affect the likelihood of performance by Guarantor of any of the Guarantor Obligations, (ii) could affect the ability of Guarantor to perform any of the Guarantor Obligations, or (iii) could affect the legality, validity, or binding nature of any of the Guarantor Obligations.

"OBLIGATIONS" means the Borrower Obligations, the obligations of Borrower under the Environmental Agreements and the Guarantor Obligations.

"PERSON" means a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

"PROJECT" has the meaning set forth in the Deed of Trust.

"REIMBURSEMENT AMOUNT" has the meaning set forth in the Loan Agreement.

"SUBSIDIARY" has the meaning set forth in the Loan Agreement.

"TANGIBLE NET WORTH" means the sum of all capital accounts (including, without limitation, any paid-in capital, capital surplus, and retained earnings), less the sum of (i) the value on Guarantor's books of all Intangible Assets, and
(ii) loans and advances to directors, officers and employees of Guarantor but excluding any arms-length mortgage loans made by any Subsidiary of Guarantor in the ordinary course of such Subsidiary's business, and excluding any advances made to employees in the ordinary course of business for travel and other items.

3. GUARANTY. Guarantor unconditionally and irrevocably guarantees the full payment when due, by acceleration or otherwise, of each and all Borrower Obligations, including the payment of the indebtedness evidenced thereunder, and promises to pay when due, by acceleration or otherwise, each and all Borrower Obligations. Guarantor agrees that immediately upon the failure in payment when due of any or all Borrower Obligations, Guarantor will pay to Bank the full amount of such Borrower Obligations. All payments under this Guaranty shall be made to Bank in lawful money of the United States of America at the address of Bank at the beginning of this Guaranty or such other location in the continental United States as Bank may designate in writing. Any amount payable under this Guaranty not paid when due and any judgment for such an amount and interest thereon shall bear interest at the Default Rate from the due date or such judgment date, respectively, until such amount and interest thereon are paid in full. Guarantor agrees to pay such interest on demand. All Guarantor Obligations will be paid by Guarantor without counterclaim (provided that they are not mandatory under the applicable rules of procedure), deduction, defense (provided that Guarantor does not hereby waive any bona fide defense regarding the failure of any Borrower to pay any of the Borrower Obligations or any of such Borrower's or Guarantor's obligations under the Environmental Agreements), deferment, reduction, or set-off.

4.   GUARANTOR REPRESENTATIONS AND WARRANTIES.

          4.1 CLOSING REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants to Bank as of the date of this Agreement:

               4.1.1 CORPORATE EXISTENCE AND AUTHORIZATION. Guarantor is a validly existing corporation in good standing under the laws of the jurisdiction of its formation or organization and under the jurisdiction of each state where the conduct of its business requires such existence and good standing and has the requisite power and authority to execute, deliver, and perform the Guarantor Documents. The execution, delivery, and performance by Guarantor of the Guarantor Documents have been duly authorized by all requisite action by or on behalf of Guarantor and will not conflict with, or result in a violation of or a default under, the certificate of incorporation and bylaws of Guarantor.

               4.1.2 EXECUTION AND DELIVERY AND BINDING NATURE OF GUARANTOR LOAN DOCUMENTS. The Guarantor Documents have been duly executed and delivered by or on behalf of Guarantor. The Guarantor Documents are legal, valid, and binding obligations of Guarantor, enforceable in accordance with their terms against Guarantor, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws and by equitable principles of general application.

               4.1.3 ACCURATE INFORMATION. All information in any loan application, financial statement, certificate, or other document, and all other information previously delivered to Bank by or on behalf of Guarantor in connection with this Guaranty was correct and complete in all material respects as of the date thereof, and there were no omissions therefrom that result in any such information being incomplete, incorrect, or misleading in any material respect as of the date thereof. All financial statements heretofore delivered to Bank by Guarantor were prepared in accordance with the requirements prescribed by Bank and accurately present the financial condition and results of operations in all material respects as at the dates thereof and for the periods covered thereby.

               4.1.4 NO CHANGE. There has been no Material Adverse Change as to Guarantor since the date of the information provided pursuant to SECTION 4.1.3.

               4.1.5 LEGAL PROCEEDINGS; HEARINGS, INQUIRIES, AND INVESTIGATIONS. Except as disclosed to Bank in writing prior to the date of this Agreement, (i) no legal proceeding is pending or, to best knowledge of Guarantor, threatened before any arbitrator, other private adjudicator, or Governmental Authority to which Guarantor is a party or by which Guarantor or any assets or property of Guarantor may be bound or affected that if resolved adversely to Guarantor could result in a Material Adverse Change,

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and (ii) no hearing, inquiry, or investigation relating to Guarantor or any assets or property of Guarantor is pending or, to the best knowledge of Guarantor, threatened by any Governmental Authority that if resolved adversely to Guarantor could result in a Material Adverse Change.

               4.1.6 TAXES. Guarantor has filed or caused to be filed all tax returns (federal, state, or local) required to be filed by Guarantor and has paid all taxes and other amounts shown thereon to be due (including, without limitation, any interest or penalties).

               4.1.7 INFORMATION ABOUT BORROWER AND TRANSACTION. Guarantor understands the Borrower Obligations and the Guarantor Obligations and has had access to information about the financial condition of each Borrower and the ability of each Borrower to perform the Borrower Obligations.

               4.1.8 INDUCEMENT. Guarantor is providing this Guaranty at the request of Borrowers in order to induce Bank to extend or continue financial accommodations to Borrowers.

     4.2 REPRESENTATIONS AND WARRANTIES UPON DELIVERY OF FINANCIAL STATEMENTS, DOCUMENTS, AND OTHER INFORMATION. Each delivery by Guarantor to Bank of financial statements, other documents, or information after the date of this Guaranty shall be a representation and warranty that such financial statements, other documents, or information is correct and complete in all material respects as of the date thereof, that there are no omissions therefrom that result in such financial statements, other documents, or information being incomplete, incorrect, or misleading in any material respect as of the date thereof, and that such financial statements accurately present the financial condition and results of operations of Guarantor as at the dates thereof and for the periods covered thereby.

5. GUARANTOR COVENANTS. Until any Commitment terminates in full, any letters of credit issued by Bank for any Borrower expire or are drawn in full, any drafts drawn or drawn and accepted under any such letters of credit are paid in full, and until the Borrower Obligations and the obligations of Guarantor under this Guaranty are paid and performed in full, Guarantor agrees that, unless Bank otherwise agrees in writing in Bank's absolute and sole discretion:

     5.1 CORPORATE, LIMITED LIABILITY COMPANY, OR PARTNERSHIP EXISTENCE. If Guarantor is a corporation, a limited liability company, or a partnership, Guarantor shall continue to be validly existing, and in the case of a corporation or a limited liability company in good standing, under the law of the jurisdiction of its organization or formation, and under the law of each jurisdiction where the conduct of its business requires such existence and good standing. Guarantor shall not be dissolved or liquidated. Guarantor shall not amend, modify, restate, supplement, or terminate its certificate of incorporation or bylaws in any manner that would materially affect the validity or enforceability of the Obligations. Guarantor shall not reorganize itself or consolidate with or merge into any other corporation or permit any other corporation to be merged into such Guarantor (except for mergers of any Subsidiary of Guarantor or any other Person into Guarantor pursuant to which Guarantor is the surviving entity, and which do not in any event otherwise constitute an Event of Default or a breach of any of Guarantor's covenants, representations or warranties in this Guaranty).

     5.2 INFORMATION AND STATEMENTS. Guarantor shall furnish to Bank the financial statements and other information required with respect to Guarantor under the Loan Agreement, including, without limitation, complete and accurate records evidencing transfers of funds between Borrower to Guarantor.

     5.3 TAXES. Except for taxes being contested in good faith and for which adequate reserves are maintained as required by GAAP, Guarantor shall pay before delinquency all taxes, assessments, and governmental charges and levies imposed upon Guarantor, upon Guarantor's income or profits, or upon any property belonging to Guarantor.

     5.4 KEEPING INFORMED ABOUT BORROWER AND TRANSACTION. Guarantor will keep itself informed concerning performance of the Borrower Obligations, the financial condition of each Borrower, and the ability of each Borrower to perform the Borrower Obligations.

     5.5 TANGIBLE NET WORTH COVENANT. Initially, Guarantor shall maintain at all times Tangible Net Worth in an amount not less than $144,000,000.00. Commencing on January 1, 1995 and continuing on January 1 of each year thereafter, the minimum Tangible Net Worth required herein shall be increased (but never decreased) by a number that is one-half of Guarantor's annual net income for the preceding calendar year, as determined in accordance with GAAP, but excluding therefrom the impact of accounting changes.

     5.6 COVENANT RELATING TO OTHER DEBT. Guarantor will not suffer to occur any condition or event that is a default or is designated as a default, an event of default, or an Event of Default in any other instrument, document or agreement relating to any Debt (whether now existing or hereafter created) of any Borrower or Guarantor to any other Person in a principal amount of $500,000.00 or more (but not more than $5,000,000.00) and the expiration of any contractual cure or grace periods with respect to such occurrence, including, without limitation, any event of default under or in connection with the Senior Notes or Convertible Subordinated Notes (as defined in the Loan Agreement) or any indenture or guaranty executed in connection therewith; PROVIDED, HOWEVER, for purposes of this paragraph and SECTION 5.7 only, the term "DEBT" shall exclude any Nonrecourse Debt. "NONRECOURSE DEBT" shall mean indebtedness secured by a lien on property of any Borrower or Guarantor, if and only if the liability for such indebtedness (and any interest thereon) is limited to the security of such Borrower's or Guarantor's rights in such property and its income and rents, without direct or indirect liability on the part of such Borrower or Guarantor or any Affiliate of Borrower or Guarantor for such indebtedness. "AFFILIATE" means any and all Subsidiaries of Guarantor, including each Borrower.

     5.7 GREATER INDEBTEDNESS. Neither Guarantor nor Borrower has received a notice declaring a default or an event of default, or an Event of Default from the holder under any other instrument, document or agreement (including without limitation any indenture or guaranty executed in connection with the Senior Notes or the Convertible Subordinated Notes) relating to any Other Debt and (i) any contractual cure or grace periods with respect thereto have expired, and/or
(ii) the holder of such Other Debt has accelerated such Other Debt, and/or (iii) the holder thereof has commenced exercising its remedies in connection therewith. For purposes hereof, "OTHER DEBT" means any Debt (whether now existing or hereafter created) of any Borrower or Guarantor to any other Person in a principal amount of more than $5,000,000.00, and shall include without limitation the Senior Notes and the Convertible Subordinated Notes.

     5.8 NOTIFICATION OF DEFAULTS. Guarantor shall immediately disclose to Bank the occurrence of any default by Guarantor under or pursuant to the terms and conditions of any indebtedness in excess of $500,000.00 owed by Guarantor to any Person, whether now existing or hereafter arising.

     5.9 CHANGE IN MANAGEMENT. Guarantor shall not suffer to occur any change in Guarantor's chairman and chief executive officer (other than a change due to death or disability of the then existing chairman and chief executive officer) without the prior written consent of Bank in its absolute and sole discretion. In the event of any change in Guarantor's chairman and chief executive officer due to death or disability of the then existing chairman and chief executive officer, Guarantor will not appoint or elect a replacement without the prior written consent of Bank in its reasonable discretion.

     5.10 LIMITATION ON DIVIDENDS. Guarantor will not, directly or indirectly, make or declare any Dividend, if, after giving effect thereto an Event of Default shall have occurred and be continuing.

6.   SPECIAL PROVISIONS.

     6.1 NATURE OF GUARANTY. This Guaranty is absolute, continuing, irrevocable, and unconditional. This Guaranty is a guaranty of payment and performance when due and not of collection. This Guaranty shall be effective and remain in full force and effect until any Commitment terminates, any letters of credit issued by Bank for any Borrower expire or are drawn in full, any drafts drawn or drafts drawn and accepted under any such letters of credit are paid in full, and all Obligations are paid in full, regardless of (i) the genuineness, regularity, legality, validity, or enforceability of any or all of the Liens and Encumbrances, the Loan Documents, this Guaranty, or the Obligations, (ii) any law, regulation, or rule (federal, state, or local) or any action by any Governmental Authority discharging, reducing, varying the terms of payment, or otherwise modifying any of the Obligations or any of the Liens and Encumbrances, or (iii) the dissolution or liquidation of any Borrower or Guarantor.

     6.2 ENFORCEMENT AGAINST GUARANTOR WITHOUT OTHER ACTION. Bank may enforce the Guarantor Documents against any Guarantor without first having sought enforcement of any Loan Documents or Environmental Agreements against any Borrower, any other Guarantor, or any Collateral.

     6.3 EVENTS NOT AFFECTING GUARANTOR OBLIGATIONS OR LIENS AND ENCUMBRANCES GRANTED BY GUARANTOR. The following shall not affect, impair, or delay the enforcement of any or all Guarantor Obligations or any or all Liens and Encumbrances granted by Guarantor, regardless of the impact upon any contribution, exoneration, indemnification, reimbursement, subrogation, and other rights of Guarantor:

          6.3.1 The bankruptcy, dissolution, insolvency, liquidation, or reorganization of any or all Borrowers or Guarantor.

          6.3.2 Any defense of any or all Borrowers or Guarantor to payment or performance of any or all Obligations or enforcement of any or all Liens and Encumbrances (other than a bona fide dispute regarding the failure of any or all Borrowers or Guarantor to perform any of the Obligations).

          6.3.3 The discharge, modification of the terms of, reduction in the amount of, or stay of enforcement of any or all Liens and Encumbrances or any or all Obligations (except with respect to such specific Guarantor Obligations) in any bankruptcy, insolvency, reorganization, or other legal proceeding or by any law, ordinance, regulation, or rule (federal, state, or local).

          6.3.4 The cessation of liability of any or all Borrowers for any or all Obligations.

     6.4 ACTS AND OMISSIONS OF BANK NOT AFFECTING GUARANTOR OBLIGATIONS OR LIENS AND ENCUMBRANCES GRANTED BY GUARANTOR. Bank may do the following acts and omissions from time to time in its absolute and sole discretion and in doing such acts and omissions act in its absolute and sole discretion without notice to or consent of Guarantor and with or without receiving payment or other value. The following acts and omissions shall not affect, delay, or impair any or all Guarantor Obligations or any or all Liens and Encumbrances granted by any Borrower or Guarantor, regardless of the impact upon any contribution, exoneration, indemnification, reimbursement, subrogation, and other rights of
Guarantor:

          6.4.1  Bank may obtain Collateral or additional Collateral.

          6.4.2 Bank may substitute for any or all Collateral, regardless of whether the same type or greater or lesser value.

          6.4.3  Bank may release any or all Collateral.

          6.4.4 Bank may compromise, delay enforcement, fail to enforce, release, settle, or waive any rights and remedies of Bank as to any or all Collateral.

          6.4.5 Except for any requirements provided by law that may not be waived by Guarantor, Bank may sell or otherwise dispose of any Collateral in any manner and order Bank determines in its absolute and sole discretion and disposition may be for less than fair market value of the Collateral in the absolute and sole discretion of Bank. With respect to any Collateral that is personal property, Bank shall give Guarantor five (5) business days' prior written notice of any sale of other disposition, except for personal property Collateral that is perishable, threatens to decline speedily in value, is of a type customarily sold on a recognized market, or is cash, cash equivalents, certificates of deposit or the like and except as to Bank's right of set-off. Guarantor's sole right with respect to all Collateral shall be to bid at a sale thereof in accordance with applicable law.

          6.4.6 Bank may fail to perfect, fail to protect the priority of, and fail to insure any or all Liens and Encumbrances.

          6.4.7 Bank may fail to inspect, insure, maintain, preserve, or protect any or all Collateral.

          6.4.8  Bank may obtain additional obligors for any or all Obligations.

          6.4.9 Bank may increase or decrease any or all Borrower Obligations or otherwise change the terms of any or all Borrower Obligations (including, without limitation, increases or decreases in the interest rate, additional advances within or in excess of any Commitment, increases or decreases in any Commitment, changes in the maturity date of any or all Borrower Obligations, and changes in the amount and timing of payments). Upon occurrence of an Event of Default, Bank may declare all Obligations immediately due and payable or performable, whereupon the Obligations shall be immediately due and payable or performable.

          6.4.10 Bank may substitute for any or all Borrowers or Guarantor, regardless of the same creditworthiness.

          6.4.11  Bank may release any and all Borrowers or Guarantor.

          6.4.12 Bank may compromise, delay enforcement, fail to enforce, release, settle, or waive any or all Borrower Obligations, obligations of any Borrower under the Environmental Agreements, obligations of Guarantor or any or all rights and remedies of Bank against any and all Borrowers and Guarantor.

          6.4.13 Bank may make advances, issue letters of credit, or grant other financial accommodations for any Borrower without requiring satisfaction of all conditions precedent in the Loan Documents.

          6.4.14 Bank may fail to file or pursue a claim in any bankruptcy, insolvency, probate, reorganization, or other proceeding as to any or all Liens and Encumbrances or any or all Obligations.

          6.4.15  Bank may subordinate (i) any or all Liens and Encumbrances, or
(ii) any or all Obligations.

          6.4.16 Bank may amend, modify, extend, renew, restate, supplement, or terminate in whole or in part any or all Loan Documents, Environmental Agreements or Guaranty.

          6.4.17 Bank may take or fail to take any other action with respect to any or all Loan Documents, Environmental Agreements, Guaranty, any or all Obligations, Borrowers and/or Guarantor, any or all Collateral, any or all Liens and Encumbrances, or any or all rights and remedies of Bank.

          6.4.18 Bank may assign any or all of its rights and delegate its obligations under the Loan Documents, Environmental Agreements, and/or Guaranty, in whole or in part (including, without limitation, participation).

          6.4.19 Bank may do any other acts and make any other omissions that result in extinguishment of any or all of the Obligations and any or all Liens and Encumbrances.

          6.4.20 Bank may do any other act or make any other omission that might otherwise constitute a legal or equitable discharge of, or defense by, Guarantor.

     6.5  GUARANTOR WAIVERS.

          6.5.1 NOTE AND NOTICE WAIVERS. Guarantor waives, to the full extent permitted by law, presentment, notice of dishonor, protest, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and all other notices or demands of any kind (including, without limitation, notice of the acceptance by Bank of this Guaranty, notice of the existence, creation, non-payment, or non-performance of any or all Obligations, and notice of the acts or omissions described in SECTION 6.4), excepting only notices specifically provided for in the Guarantor Loan Documents.

          6.5.2 WAIVER OF ACTS AND OMISSIONS OF BANK. Guarantor waives any defense to enforcement of the Guarantor Obligations or any Liens and Encumbrances granted by Guarantor based on acts and omissions of Bank described in SECTION 6.4.

          6.5.3 WAIVER OF STATUTORY PROVISIONS. Guarantor waives to the full extent permitted by law any and all rights and benefits under A.R.S. Sections 12-1641, 12-1642, 12-1643, 12-1644, 44-142, and 47-3606, 16 A.R.S. Rules of
Civil Procedure, Rule 17(f), and any other similar or replacement statutes or rules now or hereafter in effect and any other statutes or rules now or hereafter in effect that purport to confer specific rights upon, or make specific defenses or procedures available to, guarantors.

          6.5.4 WAIVER OF STATUTE OF LIMITATIONS. To the full extent permitted by law, Guarantor waives any and all statutes of limitations as a defense to any or all Obligations.

          6.5.5 WAIVER OF LAW AND EQUITABLE PRINCIPLES CONFLICTING WITH THIS GUARANTY. To the full extent permitted by law, Guarantor waives any and all provisions of law and equitable principles that conflict with this Guaranty.

          6.5.6 WAIVER OF ANY OBLIGATION OF BANK TO INFORM GUARANTOR. Guarantor waives any right to require Bank, and Bank shall have no obligation, to provide to Guarantor any information concerning performance of the Borrower Obligations or Borrowers' obligations under the Environmental Agreements, the ability of any Borrower to perform the Borrower Obligations or any Borrower's obligations under the Environmental Agreements, or any other matter relating to any Borrower, regardless of what information Bank may have from time to time.

          6.5.7 WAIVER OF CONTRIBUTION, EXONERATION, INDEMNIFICATION, REIMBURSEMENT, SUBROGATION, AND OTHER RIGHTS AGAINST BORROWER AND OTHER LOAN PARTIES. Guarantor authorizes Bank, at its sole option, without notice or demand and without affecting the obligations or the liability of Guarantor under this Guaranty, to foreclose the Deed of Trust and the interests in the

Project secured thereby by nonjudicial sale, or to exercise any other right or remedy with respect to the Deed of Trust or the Project covered thereby, and to exercise any right or remedy with respect to the Loan Agreement or the Personal Property covered thereby. No such action by Bank shall release or limit the obligations or the liability of Guarantor hereunder, even if the effect of that action is to deprive Guarantor of any right of subrogation or of the right to reimbursement from Borrower for any sums paid by Guarantor to Bank with respect to the Obligations. Guarantor specifically agrees that Guarantor shall not be released from liability hereunder by any action taken by Bank, including, without limitation, a nonjudicial sale under any deed of trust, that would afford any Borrower a defense based on any anti-deficiency laws, including without limitation, Sections 580 and 726 of the California Code of Civil Procedure and Nevada Revised Statutes Section 40.430. A deficiency is the amount owing if the entire outstanding loan balance is not paid off following a sale of the security for the Obligations. GUARANTOR EXPRESSLY WAIVES (I) ANY DEFENSE TO THE RECOVERY OF A DEFICIENCY AGAINST GUARANTOR AFTER SUCH A NONJUDICIAL SALE, (II) ANY DEFENSE OR BENEFITS THAT MAY BE DERIVED FROM CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 580A (LIMITATIONS ON DEFICIENCY JUDGMENTS), SECTION 580D (THE PROTECTION AGAINST AN ANTI-DEFICIENCY) OR SECTION 726 (REQUIRING THE LENDER TO PROCEED AGAINST THE REAL PROPERTY SECURITY FIRST), OR CALIFORNIA UNIFORM COMMERCIAL CODE SECTION 9504 (SECURED PARTY'S RIGHT TO DISPOSE OF COLLATERAL AFTER DEFAULT), (III) ALL SURETYSHIP DEFENSES IT WOULD OTHERWISE HAVE UNDER CALIFORNIA OR ANY OTHER LAW, AND (IV) ANY DEFENSE OR BENEFITS THAT MAY BE DERIVED FROM NEVADA REVISED STATUTES SECTION 40.430. GUARANTOR UNDERSTANDS AND AGREES THAT IF THERE IS A DEFICIENCY OWING AFTER BANK COMPLETES A NONJUDICIAL FORECLOSURE OF THE REAL PROPERTY SECURITY DESCRIBED IN THE DEED OF TRUST, BANK MAY, BECAUSE OF THE WAIVERS CONTAINED IN THIS PARAGRAPH, BRING A LEGAL ACTION AGAINST GUARANTOR AND OBTAIN A JUDGMENT IN FAVOR OF BANK AND AGAINST GUARANTOR TO RECOVER THAT DEFICIENCY. Guarantor waives any right to receive notice of any judicial or nonjudicial sale or foreclosure of any real or personal property securing the Borrower Obligations, and Guarantor's failure to receive any such notice shall not impair nor affect Guarantor's Obligations hereunder. Without limiting the generality of the foregoing, under current California law (Section 580d of the California Code of Civil Procedure as interpreted in UNION BANK V. GRADSKY, 265 Cal. App. 2d 40 (1968)), Guarantor may be entitled to assert a defense to liability under this Guaranty if Bank forecloses nonjudicially against real property security for the Loan. By executing this Guaranty, Guarantor hereby: (1) waives and relinquishes that defense; (2) agrees that it will not assert that defense in any action or proceeding which Bank may commence to enforce this Guaranty; and (3) acknowledges and agrees that Bank is relying on this waiver in making the Loan, and that this waiver is a material party of the consideration which Bank is receiving for making the Loan. Guarantor hereby waives any and all benefits under

California Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849 and
2850.

7.   SUBORDINATION.

     7.1 SUBORDINATED INDEBTEDNESS. If from time to time any Borrower shall have liabilities or obligations to Guarantor, whether absolute or contingent, joint, several, or joint and several, such liabilities and obligations (the "SUBORDINATED INDEBTEDNESS") and any and all assignments as security, grants in trust, liens, mortgages, security interests, other encumbrances, and other interests and rights securing such liabilities and obligations shall at all times be fully subordinate to payment and performance in full of the Obligations and the right of Bank to realize upon any or all Collateral. Guarantor agrees that such liabilities and obligations of any Borrower to Guarantor shall not be secured by any assignment as security, grant in trust, lien, mortgage, security interest, other encumbrance or other interest or right in any property, interests in property, or rights to property of such Borrower, except with respect to the existing security for (A) that Amended and Restated Promissory Note dated November 30, 1992 in the face amount of $22,500,000 executed by Richmond Homes, Inc. I, and payable to Richmond American Homes of Colorado, Inc., (n.k.a. M.D.C. Pipeline and Development Company) and (B) Secured Promissory Note in the face amount of $121,105,234 dated December 28, 1989 executed by Richmond American Homes of Colorado, Inc. (II) (n.k.a. Richmond Homes, Inc. I) to the order of M.D.C. Holdings, Inc., M.D.C. Land Corporation, Richmond Homes Limited, Richmond American Homes of Colorado, Inc. (n.k.a. M.D.C. Pipeline and Development Company), Richmond American Homes of Texas, Inc. and Yosemite Financial, Inc.; and (C) Secured Promissory Note in the face amount of $11,564,085 dated January 11, 1990 executed by Richmond American Homes of Colorado, Inc. (II) (n.k.a. Richmond Homes, Inc. I) to the order of Richmond Homes Limited. Guarantor and, by its acceptance of this Guaranty, Bank agree that (i) so long as no Event of Default has occurred and is continuing, payments of principal and interest on the Subordinated Indebtedness may be made by the applicable Borrower and accepted by Guarantor as such payments become due; and
(ii) after the occurrence and during the continuation of an Event of Default, such Borrower shall not make and Guarantor shall not accept any payments with respect to the Subordinated Indebtedness. If, notwithstanding the foregoing, subsequent to an Event of Default, Guarantor receives any payment from a Borrower, such payment shall be held in trust by Guarantor for the benefit of Bank, shall be segregated from the other funds of Guarantor, and shall forthwith be paid by Guarantor to Bank and applied to payment of the Borrower Obligations and payment of such Borrower's obligations under the Environmental Agreements, whether or not then due.

     7.2 BANKRUPTCY, INSOLVENCY, ETC. In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any Borrower, or the proceeds thereof, to creditors of such Borrower, by reason of the liquidation, dissolution, or other winding up of such Borrower's business, or in the event of any receivership, insolvency or bankruptcy proceedings by or against any Borrower, or assignment for the benefit of creditors, or of any proceedings by or against any Borrower for any relief under any bankruptcy or insolvency laws, or relating to the relief of debtors, readjustment of indebtedness, reorganizations, arrangements, compositions or extensions, or of any other event whereby it becomes necessary or desirable to file or present claims against any Borrower for the purpose of receiving payment thereof, or on account thereof, then and in any such event, any payment or distribution of any kind or character, either in cash or other property, which shall be made or shall be payable with respect to any Subordinated Indebtedness shall be paid over to Bank for application to the payment of the Obligations, whether due or not due, and no payments shall be made upon or in respect of Subordinated Indebtedness unless and until the Obligations shall have been paid and satisfied in full. In any such event, all claims of the Bank and all claims of the Guarantor shall, at the option of the Bank, forthwith become due and payable without demand or notice.

     7.3 ATTORNEY-IN-FACT. In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any Borrower, or the proceeds thereof, to creditors of such Borrower, by reason of the liquidation, dissolution, or other winding up of such Borrower's business, or in the event of any receivership, insolvency or bankruptcy proceedings by or against any Borrower, or assignment for the benefit of creditors, or of any proceedings by or against any Borrower for any relief under any bankruptcy or insolvency laws, or relating to the relief of debtors, readjustment of indebtedness, reorganizations, arrangements, compositions or extensions, or of any other event whereby it becomes necessary or desirable to file or present claims against any Borrower for the purpose of receiving payment thereof, or on account thereof, Guarantor irrevocably authorizes and empowers Bank, or any person Bank may designate, to act as attorney for Guarantor with full power and authority in the name of Guarantor, or otherwise, to make and present such claims or proofs of claims against such Borrower on account of the Subordinated Indebtedness as Bank, or its appointee, may deem expedient and proper and, if necessary, to vote such claims in any proceedings and to receive and collect any and all dividends or other payments and disbursements made thereon in whatever form they may be paid or issued, and to give acquittance therefor and to apply same to the Obligations, and Guarantor hereby agrees, from time to time and upon request, to make, execute and deliver to Bank such powers of attorney, assignments, endorsements, proofs of claim, pleadings, verifications, affidavits, consents, agreements or other instruments as may be requested by Bank in order to enable the Bank to enforce any and all claims upon, or with respect to, the Subordinated Indebtedness, and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to the Subordinated Indebtedness.

     7.4 DISTRIBUTIONS, ETC. Except as otherwise permitted herein, should any payment or distribution or security or proceeds thereof be received by Guarantor upon or with respect to the Subordinated Indebtedness prior to the satisfaction of the Obligations, Guarantor will forthwith deliver the same to Bank in precisely the form as received except for the endorsement or assignment of Guarantor where necessary for application on the Obligations, whether due or not due, and until so delivered the same shall be held in trust by Guarantor as property of the Bank. In the event of the failure of Guarantor to make any such endorsement or assignment, the Bank, or any of its officers or employees, on behalf of the Bank, is hereby irrevocably authorized to make the same.

     7.5 BOOKS OF ACCOUNT. Guarantor agrees to maintain in its books of account notations satisfactory to Bank of the rights and priorities of Bank hereunder, and from time to time, upon request, to furnish Bank with sworn financial statements. Bank may inspect the books of account and any records of Guarantor at any time during business hours. Guarantor agrees that any promissory note now or hereafter evidencing the Subordinated Indebtedness shall be nonnegotiable and shall be marked with a specific statement that the indebtedness thereby evidenced is subject to the provisions of this Guaranty.

8. RIGHTS AND REMEDIES OF BANK. The rights and remedies of Bank shall be cumulative and non-exclusive. Delay, discontinuance, or failure to exercise any right or remedy of Bank shall not be a waiver thereof, of any other right or remedy of Bank, or of the time of the essence provision. Exercise of any right or remedy of Bank shall not cure or waive any Event of Default or invalidate any act done in response to any Event of Default.

9. LIMIT OF LIABILITY OF BANK. In exercising rights and remedies, neither Bank nor any stockholder, director, officer, employee, agent, or representative of Bank shall have any liability for any injury to the assets, business, operations, or property of Guarantor or any other liability to Guarantor, other than for its own gross negligence or willful misconduct.

10. SURVIVAL. The representations, warranties, and covenants of Guarantor in the Guarantor Documents shall survive the execution and delivery of this Guaranty.

11. INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, WAIVER, APPROVAL, CONSENT, ETC. The Guarantor Documents contain the complete understanding and agreement of Guarantor and Bank and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations. No provision of the Guarantor Documents may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the parties thereto. Delay or failure by Bank to insist on performance of any obligation when due or compliance with any other term or condition in the Guarantor Documents shall not operate as a waiver thereof or of any other obligation, term, or condition or of the time of the essence provision. Acceptance of late payments or performance shall not be a waiver of the time of the essence provision, the right of Bank to require that subsequent payments or performance be made when due, or the right of Bank to declare an Event of Default if subsequent payments or performance are not made when due. Any approval, consent, or statement that a matter is satisfactory by Bank under the Guarantor Documents must be in writing executed by Bank and shall apply only to the Person(s) and facts specifically set forth in the writing.

12. BINDING EFFECT. The Guarantor Documents shall be binding upon Guarantor and shall inure to the benefit of Bank and their successors and assigns and the executors, legal administrators, personal representatives, heirs, devisees, and beneficiaries of Guarantor, provided, however, that Guarantor may not delegate any of its obligations under the Guarantor Documents and any purported delegation shall be void. Bank may from time to time in its absolute and sole discretion assign it rights and delegate its obligations under the Loan Documents and/or the Guarantor Documents, in whole or in part, without notice to or consent by Guarantor (including, without limitation, participation). In addition to any greater or lesser limitation provided by law, Guarantor shall not assert against any assignee of Bank any claims or defenses Guarantor may have against Bank except claims and defenses, if any, arising under the Loan Documents or Guarantor Documents or the Environmental Agreements.

13. COSTS, EXPENSES, AND FEES. Guarantor agrees to pay within ten (10) days of demand, and with respect to clauses (ii) through (v), inclusive, immediately upon demand, all external and internal costs, expenses, and fees (including, without limitation, as applicable, inside and outside attorneys, paralegals, and document clerks and specialists, appraisal, appraisal review, environmental assessment, environmental testing, environmental cleanup, other inspection, processing, title, filing, and recording costs, expenses, and fees) of Bank (i) in the negotiation, execution, and delivery of the Guarantor Documents, (ii) in enforcement of the Guarantor Documents and exercise of the rights and remedies of Bank, (iii) in defense of the legality, validity, binding nature, and enforceability of the Guarantor Documents and the perfection and priority of the Liens and Encumbrances granted in the Loan

Documents, (iv) in gaining possession of, holding, repairing, maintaining, preserving and protecting any Collateral (as defined in the Loan Agreement), (v) in selling or otherwise disposing of any Collateral, (vi) otherwise in relation to the Guarantor Documents, or relating to the Collateral or the rights and remedies of Bank under the Guarantor Documents or relating to the Collateral, and (vii) in preparing for the foregoing, whether or not any legal proceeding is brought or other action is taken. Such costs, expenses, and fees shall include, without limitation, all such costs, expenses, and fees incurred in connection with any bankruptcy, receivership, replevin, or other court proceedings (whether at the trial or appellate level). Guarantor agrees to pay interest on such costs, expenses, and fees at the Default Rate from the date incurred by Bank until paid in full with respect to clauses (ii) through (iv), inclusive, and with respect to all other clauses, from the date due.

14. SEVERABILITY. If any provision or any part of any provision of the Guarantor Documents is unenforceable, the enforceability of the other provisions or the other provisions and the remainder of the subject provision, respectively, shall not be affected and they shall remain in full force and effect.

15. CHOICE OF LAW. Except as otherwise expressly provided in this Guaranty, the parties agree and intend that the Guarantor Documents, and the respective rights and obligations of the parties thereto, shall be governed by and construed according to the internal laws of the State of Arizona (without regard to its conflict of laws principles). The parties agree and stipulate that the Guarantor Documents were negotiated primarily in Arizona, that the Guarantor Documents were executed, delivered and accepted by Bank in Arizona, all payments shall be made to Bank in Arizona, and that Arizona has a substantial relationship to the parties and to the underlying transaction contemplated by the Guarantor Documents. Notwithstanding the foregoing, the parties agree that:

          (i) With respect to any collateral given by any Borrower or Guarantor to Bank, the perfection and priority of Bank's security interests in personal property collateral or liens on real property collateral shall be governed by the law of the respective states where the respective collateral is located.

          (ii) The procedures governing the enforcement by Bank of provisional remedies against any Borrower or Guarantor, including by way of illustration, but not limited to, actions for claim and delivery of property, for injunctive relief or for the appointment of a receiver, shall be governed by the law of the state in which such provisional remedies or relief are sought.

          (iii) With respect to any collateral given by any Borrower or Guarantor to Bank, the procedures for foreclosing on the security interests or liens of Bank shall be governed by the laws of the state in which the collateral is located and in which the foreclosure is carried out; provided, however, that this subparagraph shall in no event be construed to provide that the substantive law of such state shall apply to this Agreement, the parties intending that the substantive law of the State of Arizona shall govern this Agreement and all nonprocedural incidents of foreclosure, including but not limited to the right of Bank to obtain a judgment for any deficiency following foreclosure.

     Notwithstanding that various provisions of this Guaranty, the Loan Documents and the Environmental Agreements have been drafted to address or waive the laws of other states, in the event of any foreclosure by Bank on any collateral, regardless of where the collateral is located, the parties agree and intend that the laws of the State of Arizona shall govern the right of Bank to collect and obtain a judgment for any deficiency following foreclosure, and the parties specifically intend that the laws of other states, including but not limited to Sections 580a, 580b, 580c, 580d and 726 of the California Code of Civil Procedure, and Nevada Revised Statutes Section 40.430, shall not be applicable. In such connection, the parties, further agree that:

               (a) Bank may enforce its rights under the Loan Documents and this Guaranty and the Environmental Agreements, including but not limited to its right to sue Guarantor, to collect any outstanding indebtedness, or to obtain a judgment against any Borrower or Guarantor in California, Arizona, Nevada or other states (including without limitation a judgment for any deficiency following foreclosure), in accordance with Arizona law, and if Bank obtains a judgment (including without limitation a deficiency judgment) in a state other than in California or Nevada, then Bank shall have the right to enforce such judgment in California or Nevada, as well as in other states;

               (b) California's and Nevada's antideficiency, one-action, and security-first rules (including, without limitation, California Code of Civil Procedure Sections 580a, 580b, 580c and 580d, and Nevada Revised Statutes
Section 40.430) are inapplicable to the obligations and indebtedness secured by the Deeds of Trust and the other Loan Documents and to the enforcement or realization by Bank of its rights and remedies relating thereto; and

               (c) Section 726 of the California Code of Civil Procedure shall not apply (i) to prevent or limit exercise or enforcement of any other rights or remedies of Bank (including, but not limited to, Bank's right to obtain a deficiency judgment) either prior to or following foreclosure or (ii) to prevent or limit Bank's right to foreclosure judicially or nonjudicially following any exercise or enforcement of any other rights or remedies of Bank.

16. TIME OF THE ESSENCE. Time is of the essence with regard to each provision of the Guarantor Documents as to which time is a factor.

17. NOTICES AND DEMANDS. All demands or notices under the Guarantor Documents shall be in writing (including, without limitation, telecopy) and mailed, telecopied, or delivered to the respective party hereto at the address specified at the beginning of this Guaranty or such other address as shall have been specified in a written notice. Any demand or notice mailed shall be mailed first-class mail, postage-prepaid, return-receipt-requested and shall be effective upon the earlier of (i) actual receipt by the addressee, and (ii) the date shown on the return-receipt. Any demand or notice not mailed will be effective upon the earlier of (i) actual receipt by the addressee, and (ii) the time the receipt of the telecopy, telegram, telex, or cable is mechanically confirmed. Bank shall give to Guarantor copies of any notices given by Bank to any Borrower under the Loan Documents and Environmental Agreements.

18. JOINT AND SEVERAL OBLIGATIONS. All obligations in any of the Guarantor Documents executed by more than one Person shall be the joint and several obligations of each such Person.

19. BANK'S RIGHT OF SET-OFF. Guarantor grants to Bank (i) the right at any time and from time to time after any Event of Default, in the absolute and sole discretion of Bank and without demand or notice to Guarantor, to set-off and apply deposits (whether certificates of deposit, demand, general, savings, special, time, or other, and whether provisional or final) held and any other liabilities or other obligations of Bank to Guarantor, other than any trust or custodial accounts administered by Guarantor for the benefit of others ("DEPOSITS, LIABILITIES, AND OBLIGATIONS") against or to the Guarantor Obligations, regardless of whether the Deposits, Liabilities, or Obligations are contingent, matured, or unmatured, and (ii) a security interest in the Deposits, Liabilities, and Obligations to secure the Guarantor Obligations. In addition, Guarantor grants to Bank the right upon occurrence of an event that with notice, passage of time, or both would be an Event of Default to segregate all Deposits, Liabilities, and Obligations into an account or otherwise undo the sole control of Bank. Bank shall notify Guarantor within a reasonable period of time after Bank's exercise of any of the rights set forth in this paragraph.

20. INDEMNIFICATION OF BANK. Guarantor agrees to indemnify, hold harmless, and on demand defend Bank and its shareholders, directors, officers, employees, agents, and representatives for, from, and against any and all damages, losses, liabilities, penalties, costs, and expenses (including, without limitation, costs and expenses of litigation and attorneys' fees) arising from any claim or demand in respect of the Environmental Agreements (as defined in the Loan Agreement) and arising at any time, whether before or after termination of any Commitment, any letters of credit issued by Bank for any Borrower expire or are drawn in full, any drafts drawn or drawn and accepted under any such letters of credit are paid in full, and payment of the Obligations in full. The obligations of Guarantor and the rights of Bank under this SECTION 20 shall survive termination of any Commitment, the expiration or drawing in full of any letters of credit issued by Bank to any Borrower, the payment in full of any drafts drawn or drawn and accepted under any such letters of credit, and payment of the Obligations in full.

21. RESCISSION OR RETURN OF PAYMENTS. If at any time or from time to time, whether before or after termination of any Commitment, any letters of credit issued by Bank for any Borrower expire or are drawn in full, any drafts drawn or drawn and accepted under any such letters of credit are paid in full, and payment and performance of the Obligations in full, all or any part of any amount received by Bank in payment of, or on account of, any Obligation is or must be, or is claimed to be, avoided, rescinded, or returned by Bank to Guarantor or any other Person for any reason whatsoever (including, without limitation, bankruptcy, insolvency, or reorganization of Guarantor or any other Person), such Obligation shall be deemed to have continued in existence or shall be reinstated, as the case may be, all as though such payment had not been received, and Guarantor shall execute and deliver to Bank such documents as are reasonably required to reinstate any liens, security interests, and other encumbrances that secured such Obligations at the time such avoided, rescinded, or returned payment was received by Bank.

22. NO CONSTRUCTION AGAINST BANK OR GUARANTOR. The Guarantor Documents are the result of negotiations between Guarantor and Bank. Accordingly, the Guarantor Documents shall not be construed for or against Guarantor or Bank, regardless of which party drafted the Guarantor Documents or any part thereof.

23. HEADINGS. The headings at the beginning of each section of the Guarantor Documents are solely for convenience and are not part of the Guarantor Documents.

24. NUMBER AND GENDER. In the Guarantor Documents the singular shall include the plural and vice versa and each gender shall include the other genders.

DATED as of the date first above stated.

                                   M.D.C. HOLDINGS, INC., a Delaware
                                   corporation



                                   By:   /s/ John J. Heaney
                                      -------------------------------------
                                   Name:   John J. Heaney
                                        -----------------------------------
                                   Title:  Vice President
                                         ----------------------------------



STATE OF ARIZONA    )
                    ) ss.
County of Maricopa  )

The above instrument was acknowledged before me this 13th day of June, 1994, by
  /s/ John Heaney
---------------------------------------------, the
  Vice President
------------------------------------- of M.D.C. HOLDINGS, INC., a Delaware
corporation, on behalf of the corporation.

                                     /s/  Ellen Schenkler
                                   -------------------------------------
                                   Notary Public

My commission expires:
  June 19, 1997                         [Seal]
------------------